Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the filing of Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (Nos. 333-179651, 333-194272, 333-202486) pertaining to the 2012 Long-Term Incentive Plan of Proto Labs, Inc. of our reports dated February 18, 2022, with respect to the consolidated financial statements of Proto Labs Inc. and the effectiveness of internal control over financial reporting of Proto Labs Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

August 30, 2022